Exhibit 107

CALCULATION OF REGISTRATION FEE

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum offering Price Per Unit	Maximum aggregate Offering Price	Fee Rate	Amount of Registration Fee
2022 Employee Stock Option Plan	Equity	Common Stock, $2.50 par value per share	Rule 457 (c) and 457 (h)	133,250 (2)	29.35(4)	$3,910,888	$110.20 per million dollars	$ 430.98
2022 Employee Stock Option Plan	Equity	Common Stock, $2.50 par value per share	Rule 457 (c) and 457 (h)	166,750(3)	26.94 (5)	$4,492,245	$110.20 per million dollars	$ 495.05

Total Offering Amounts				300,000		$8,403,133		$ 926.03
Total Fee Offsets								$ -
Net Fee Due								$ 926.03

(1)     Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate amount of additional shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), that may become issuable pursuant to the anti-dilution or other adjustment provisions of  the Acme United Corporation 2022 Employee Stock Option Plan, as amended, (the “Employee Plan”).

(2)     Consisting of shares of Common Stock issuable upon exercise of options which have been granted under the Employee Plan

(3)     Consisting of shares of Common Stock issuable upon exercise of options which may be granted under the Employee Plan

(4)     Determined pursuant to 457(h)(1) under the Securities Act, based upon the exercise price of the options.

(5)     Estimated pursuant to Rules 457 (c) and 457 (h)(1) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for shares of the Common Stock reported on the NYSE American on September 23, 2022.